FOR IMMEDIATE RELEASE

Contact:
Doug Fisher                                          Howard Kalt
AgriBioTech, Inc.                                    Kalt Rosen Chase & Co. LLC
702-566-2440                                         415-397-2686

                   AGRIBIOTECH, INC. REFINANCING WILL REQUIRE
                           ADDITIONAL EQUITY INFUSION

HENDERSON, Nevada, December 7, 1999 - AgriBioTech, Inc. [NASDAQ NMS: ABTX] said today that it has been advised by GE Capital of the likelihood that an infusion of capital in an amount greater than the $5 million provided for in GE Capital's original commitment letter will be necessary to complete the syndication of a long-term financing package. GE Capital has not specified the amount of additional equity necessary but has estimated it to total approximately $15 million, including the $5 million referred to in the original commitment letter.

Richard Budd, chairman and chief executive officer of AgriBioTech, said that he was disappointed in the delay, "but we have a number of viable options for resolving this new hurdle and completing the refinancing package."

AgriBioTech also announced that, as part of its equity raising efforts, it has sold 835,407 shares of its common stock to an institutional investor for an aggregate of $2.5 million. The purchase price reflects the average of recent trading prices of ABT's common stock on the NASDAQ National Market, net of a 6.5% discount.

Last month, AgriBioTech announced the signing of a commitment letter with GE Capital to arrange a syndicate of lenders to provide ABT with a revolving line of credit in the amount of up to $115 million and a term loan in the amount of up to $20 million. The revolving line will replace an existing $100 million revolving credit facility scheduled to expire in June 2001. ABT will be able to borrow under the revolving line based upon levels of eligible inventory and accounts receivable. The amount of the five-year term loan will be determined by the appraised value of the real estate, plant and equipment.

The funds will be used to repay the amounts outstanding under the existing revolving credit facility as well as approximately $10 million borrowed under various secured debt facilities primarily incurred by subsidiaries prior to their acquisition by ABT.

The foregoing information regarding finalization of long term debt financing are forward looking statements. They should be considered strictly preliminary, and there is no assurance that the loan transaction will finalize. The risks and uncertainties associated with these statements include, but are not limited to, the ability to close the transaction, which depends on a variety of factors including no material change in ABT's business, overall financial condition or operations and other factors as detailed from time to time in the Company's most recent Form 10K and other SEC filings.